Exhibit 23.3

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program and the 1998 Employee Stock Purchase Plan, of our report dated October 24, 2000, with respect to the consolidated financial statements and schedule of Sawtek Inc. and subsidiaries as of September 30, 2000, which report appears as an exhibit in the Annual Report (Form 10-K) of TriQuint Semiconductor, Inc. for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

May 28, 2002